Exhibit 99.2

TO BE ATTACHED TO THE EMPLOYEE EMAIL AS A PDF, INSERTED IN THE LEADER TOOLKIT AND DISTRIBUTED BROADLY TO EMPLOYEES, AS NECESSARY

1.	What was announced?
•	Albireo announced that we’ve entered into a definitive agreement to be acquired by Ipsen, a global biopharmaceutical company, in an all-cash transaction that will allow us to build on our foundation to accelerate the development of our innovative medicines and improve the lives of patients living with rare pediatric and adult liver diseases.
•	This announcement is a testament to what we have accomplished as a company through the strength of our team and our unrelenting commitment to providing hope for families around the world.
•	With the benefit of Ipsen’s global scale, strong commercial platform and R&D expertise, the combined company will be in a better position to expand access to Bylvay in the global cholestatic liver disease market, while continuing to advance our adult liver pipeline of products.
•	Ipsen’s enhanced infrastructure and resources will also allow investment in growth opportunities and support the continued development of best-in-class treatments for patients.
•	We’re confident that, with Ipsen, we will have the flexibility to enhance our focus on our mission of being a Patient First team committed to a gold standard approach to research and development.

2.	Who is Ipsen?
•	Ipsen is a global biopharmaceutical company with a diverse portfolio of transformative medicines across three key areas: oncology, rare disease and neuroscience.
•	They have offices worldwide, including in the heart of leading biotechnological and life-science hubs: Paris-Saclay, France; Oxford, U.K.; Cambridge, U.S.; Shanghai, China.
•	Ipsen has established itself as a global leader in the healthcare industry with a proven track record of driving new standards of excellence in innovation and specialty care, and registered medicines in more than 100 countries.
•	Importantly, Ipsen shares our passion for improving the lives of patients and providing hope for families living with the burden of liver disease.
•	With Ipsen, we have a partner that appreciates all that we have accomplished and is committed to supporting us as we work toward our mission of being a Patient First team committed to a gold standard approach to research and development.

3.	Why did we agree to be acquired by Ipsen? Why now? How does this transaction benefit Albireo?
•	Over the last year, we made tremendous progress culminating in:
○	The successful approval and launch of Bylvay, which helped hundreds of patients with PFIC and their families in its first year;
○	Potentially expanding the use of Bylvay by completing regulatory submissions for Bylvay in the U.S. and EU for use in patients with ALGS;
○	Fully enrolling the Phase 3 BOLD study for BA patients; and
○	Successfully progressing the clinical development of A3907 and A2342.
•	As we look to the future, we’re confident that with the benefit of Ipsen’s global scale, strong commercial platform and R&D expertise, we as part of the combined company, will be in a better position to expand access to Bylvay in the global cholestatic liver disease market, while continuing to advance our adult liver pipeline of products.

•	Ipsen’s enhanced infrastructure and resources will also allow investment in growth opportunities and support the continued development of best-in-class treatments for patients.
•	Importantly, the transaction will provide our stockholders with compelling and certain value for their investment.

4.	How will this transaction benefit Albireo employees?
•	One of the reasons Ipsen pursued this transaction is because they recognize the incredible team at Albireo and appreciate all that we have accomplished together.
•	Like Albireo, Ipsen views its people as its strongest asset. They share our commitment to employee development, and we believe Ipsen could offer exciting new career opportunities for our employees as we become part of a larger, global organization.
•	Importantly, until the transaction closes, which we expect to occur by the end of the first half of 2023, Ipsen and Albireo remain independent companies.
•	This means we will continue to operate as usual, and we are counting on our team to remain focused on the work they do every day to ensure more patients get access to our important medicines.

5.	How will this transaction benefit patients?
•	Albireo is built on a Patient First mindset, and that will never change. Patients can expect us to continue delivering Bylvay and working to expand our indications, and entire portfolio, to create best-in-class treatments for additional rare pediatric and adult liver diseases.
•	This transaction will build on Albireo’s foundation to accelerate the development of innovative medicines and improve the lives of patients.
•	Importantly, until the transaction closes, which we expect to occur by the end of the first half of 2023, Ipsen and Albireo remain independent companies. This means patients should not expect any changes.

6.	How do the cultures of the two companies compare?
•	One of the reasons we determined Ipsen is the right partner for us is because we have complementary cultures and values. Ipsen shares our passion for improving the lives of patients and providing hope for families living with the burden of liver disease.
•	Ipsen’s commitment to shaping positive change goes beyond medicine, and it takes an active role in creating a better, healthier world for future generations through its Generation Ipsen initiative.
•	Like Albireo, Ipsen views its people as its strongest assets and is investing in our company because it sees the tremendous value in the deep bench of talent and highly advanced rare disease portfolio we’ve developed together.

7.	When will the transaction be completed? What are the closing conditions?
•	The transaction is expected to close by the end of the first half of 2023 subject to customary closing conditions.
•	Until then, Ipsen and Albireo will continue to operate as separate, independent companies.
•	This means we will continue to operate as usual, and we should all remain focused on the work we do every day to ensure more patients get access to our important medicines.

8.	Will there be layoffs as a result of this transaction?
•	While it is still early in the process and many details have yet to be worked out, Ipsen has said that it intends to continue to invest in our team, as well as our pipeline and medicines.
•	Ipsen is partnering with us because it sees the tremendous value in the deep bench of talent and highly advanced rare disease portfolio we’ve developed together.
•	We believe Ipsen could offer exciting new career opportunities for our employees as we become part of a larger, global organization.
•	Ipsen wants to focus on retention of employees, and those who choose to remain will have retention packages to incentivize them including the cash value of the non-accelerated portion of 2023 grants.
•	Additionally, they will provide a minimum of 6 months severance for any employee who leaves the Company.
•	We are committed to transparency and will continue to keep you informed as we move through the process to close the transaction.

9.	Will teams, titles or job responsibilities change as a result of the transaction? What about compensation or benefits?
•	Until the transaction closes, we continue to operate as usual and your roles and responsibilities remain the same.
•	Additionally, you should not expect any changes to your compensation, benefits or retirement plans as a result of the transaction announcement.
•	There are a number of details that will be worked out over the coming months as part of the integration planning process, and we will keep you updated as there are key developments.
•	We ask that you stay focused on your day-to-day responsibilities and delivering for patients.

10.	Will we get our 2022 bonus, merit increases and stock awards early this year?
•	There will be no changes to any benefits or 401(k) in interim period, and all equity including a portion of 2023 grants will vest immediately upon closing.

11.	Will planned promotions be granted in January?
•	Until the transaction closes, we continue to operate as usual, however, we will not proceed with any planned promotions until the transaction is closed.

12.	What will happen to our offices and facilities?
•	We have just announced the transaction, and there are a number of details that will be worked out over the coming months as part of the integration planning process.
•	We are committed to transparency and will continue to keep you informed as we move through the process to close the transaction.

13.	Will there be changes to our management team as a result of this announcement?
•	We just announced this transaction, and there are still many decisions to be made.
•	We look forward to providing more details as we work through the process.

14.	Will we keep contractors and consultants onboard or will they be terminated?
•	Until the transaction closes, we continue to operate as usual and your roles and responsibilities remain the same.

•	There are a number of details that will be worked out over the coming months as part of the integration planning process, and we will keep you updated as there are key developments.
•	We ask that you stay focused on your day-to-day responsibilities and delivering for patients.

15.	What is the status of candidates who have accepted offers and starting after January 9?
•	Until the transaction closes, we continue to operate as usual and your roles and responsibilities remain the same, therefore, anyone who has accepted a role and has a starting date should proceed as usual.
•	There are a number of details that will be worked out over the coming months as part of the integration planning process, and we will keep you updated as there are key developments.

16.	If I’ve hired someone starting after January 9?
•	Until the transaction closes, we continue to operate as usual and your roles and responsibilities remain the same.
•	We ask that you stay focused on your day-to-day responsibilities and delivering for patients.

17.	What should I communicate to our agencies and vendors?
•	Until the transaction closes, we continue to operate as usual and that should translate to our stakeholders and relationships.
•	We ask that you and our partner agencies and vendors stay focused on the day-to-day responsibilities and delivering for patients.
•	If you receive questions, please refer to the press release announcing the transaction and if they have questions beyond what has been provided in the press release, then please direct them to your manager or an ET member who can support you further.

18.	What should I say if an HCP/Patient Advocate/Partner asks about the transaction?
•	Until the transaction closes, we continue to operate as usual and that should translate to our stakeholders and the relationships.
•	We have prepared reactive key messages and Q&As and shared with key leaders in the organization who interface with our patient advocacy organizations, HCPs, payors and partners.
•	If you receive questions, please refer to the press release announcing the transaction and if they have questions beyond what has been provided in the press release, then please direct them to your manager or an ET member who can support you further.

19.	What should I say if I am contacted by an external party about the transaction?
•	Today’s news may generate increased interest in Albireo from the media and outside parties.
•	Consistent with our policy, please forward any inquiries to Colleen Alabiso at colleen.alabiso@albireopharma.com or 617-999-7851.

20.	Who can I contact if I have additional questions?
•	If you have questions or concerns beyond what is provided in this FAQ, please contact your manager.
•	We will continue to keep you updated on important developments as we move through the transaction process.

About the Offer

The tender offer for the outstanding shares of Albireo common stock referenced in this Q&A has not yet commenced. This Q&A is for informational purposes only and is not a recommendation, an offer to purchase or a solicitation of an offer to sell securities, nor is it a substitute for the tender offer materials that Ipsen Biopharmaceuticals, Inc. (Parent) and its acquisition subsidiary will file with the SEC, upon the commencement of the tender offer. At the time the tender offer is commenced, Parent and its acquisition subsidiary will file with the SEC a tender offer statement on Schedule TO and thereafter Albireo Pharma, Inc. will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. Once filed, stockholders will be able to obtain a free copy of these materials and other documents filed by Parent and its acquisition subsidiary and Albireo with the SEC at the website maintained by the SEC at www.sec.gov. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents) may also be obtained (when available) for free by contacting the information agent for the tender offer.

THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. ALBIREO’S STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF ALBIREO’S SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

The tender offer materials and the Solicitation/Recommendation Statement (when available) may be obtained for free by contacting Parent or Albireo. Copies of the documents filed with the SEC by Albireo will be available free of charge on Albireo’s internet website at www.albireopharma.com or by contacting Albireo’s Investor Relations Department at 857 254-5555.

Additional Information

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Albireo files annual, quarterly and current reports and other information with the SEC. Albireo’s filings with the SEC are available to the public from the website maintained by the SEC at www.sec.gov.

Forward-Looking Statements

Statements contained in this Q&A regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, the tender offer, the merger and related transactions are forward-looking statements. Forward-looking statements are statements that are not historical facts and may include projections and estimates and their underlying assumptions, statements regarding plans, objectives, intentions and expectations with respect to future financial results, events, operations, services, product development and potential, and statements regarding future performance. Forward-looking statements are generally identified by words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “planned,” “continue,” “guidance,” or the negative of these terms or other similar expressions. Forward-looking statements may include statements, other than statements of historical fact, regarding, among other things: Albireo’s commercialization plans; the plans for, or progress, scope, cost, initiation, duration, enrollment, results or timing for availability of results of, development of Bylvay, A3907, A2342 or any other Albireo product candidate or program; the target indication(s) for development or approval; potential regulatory approval and plans for potential commercialization of Bylvay in biliary atresia or ALGS or in additional countries, or Albireo’s other product candidates; the timing for initiation or completion of or availability or reporting of results from any clinical trial; the potential benefits or competitive position of Albireo or any other Albireo product candidate or program or the commercial opportunity in any target indication; Albireo’s plans, expectations or future operations, financial position, revenues, costs or expenses; statements regarding the expected timing of the completion of the transactions contemplated by the merger agreement; statements regarding the ability to complete the transactions contemplated by the merger agreement considering the various closing conditions; the projected financial information; and any statements regarding assumptions underlying any of the foregoing. Although Albireo’s management believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Albireo, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include among other things, (i) uncertainties as to the timing of the transactions contemplated by the merger agreement; (ii) the risk that the transactions contemplated by the merger agreement may not be completed in a timely manner or at all; (iii) uncertainties as to the percentage of Albireo’s stockholders tendering their Shares in the Offer; (iv) the possibility that competing offers for Albireo may be made; (v) the possibility that any or all of the various conditions to the consummation of the transactions contemplated by the merger agreement may not be satisfied or waived, including the failure to receive any required regulatory approvals (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including in circumstances which would require Albireo to pay a termination fee; (vii) the risk that the milestone specified in the contingent value rights agreement is not achieved; (viii) the effect of the announcement or pendency of the transactions contemplated by the merger agreement on Albireo’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its business generally; (ix) risks related to diverting management’s attention from Albireo’s ongoing business operations; (x) the risk that stockholder litigation in connection with the transactions contemplated by the merger agreement may result in significant costs of defense, indemnification and liability; as well as (xi) risks and uncertainties pertaining to Albireo’s business, including those detailed under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in Albireo’s annual report on Form 10-K for the year ended December 31, 2021, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission (SEC), such as the risk that the regulatory filings made for Bylvay in patients with ALGS will not be approved by the FDA and European Medicines Agency (“EMA”) and on the timelines Albireo anticipates; the risk that the FDA and EMA will not complete their respective reviews within target timelines, once determined; the risk that the FDA and EMA will require additional information, the risk that we will not be able to provide in a timely manner any additional information that the FDA and EMA request, and the risk that such additional information will not be satisfactory to the FDA and EMA; the risk that Bylvay will not be commercially successful; the risk that we may encounter issues, delays or other challenges in commercializing Bylvay; the risk that Bylvay does not receive acceptance from patients and physicians for its approved indication; the risk of challenges associated with execution of Albireo’s sales activities, which in each case could limit the potential of its product; the risk of challenges associated with supply and distribution activities, which in each case could limit Albireo’s sales and the availability of its product; the risk of potential negative impacts of the COVID-19 pandemic, including on manufacturing, supply, conduct or initiation of clinical trials, or other aspects of our business; the risk that favorable findings from clinical trials of Bylvay to date, including findings in PFIC, ALGS and other indications, will not be predictive of results from other clinical trials of Bylvay; the risk that Bylvay will not be approved in jurisdictions or for indications beyond the jurisdictions in which or indications (such as biliary atresia or ALGS) for which Bylvay is currently approved; the risk that Albireo’s other product candidates will not be approved; the risk that estimates of the addressable patient population for target indications may prove to be incorrect; the outcome and interpretation by regulatory authorities of the ongoing third-party study pooling and analyzing of long-term PFIC patient data; the timing for initiation or completion of, or for availability of data from, clinical trials of Bylvay, including BOLD, and the Phase 2 clinical trial of A3907, and the outcomes of such trials; Albireo’s ability to obtain coverage, pricing or reimbursement for approved products in the United States or Europe; delays or other challenges in the recruitment of patients for, or the conduct of, Albireo’s clinical trials; any repurchase by Albireo of Sagard’s interest in the royalty interest payments under our royalty monetization agreement with Sagard could materially impact our financial condition; and Albireo’s critical accounting policies. The forward-looking statements speak only as of the date hereof and, other than as required by applicable law, none of Albireo, Ipsen or any of their respective affiliates undertakes any obligation to update or revise any forward-looking information or statements.